SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Dated December 1, 2006
of
AGCO CORPORATION
A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
          On November 27, 2006, AGCO Corporation entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”) with respect to the Company’s Credit Agreement, as previously amended (the “Credit Agreement”), by and among the Company, certain of the Company’s subsidiaries, the lenders signatory thereto (the “Lenders”), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, CANADIAN BRANCH, as Canadian administrative agent for the Canadian Lenders, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as administrative agent for the Lenders. The following is a summary of the material terms of the Seventh Amendment.
•	Amendment of Certain Definitions and Representations and Warranties. The Seventh Amendment permanently amends certain definitions and representations and warranties of the Company to permit the issuance of the Company’s 1.25% Convertible Senior Subordinated Notes due 2036 (the “Notes”) and to require that the indebtedness of the Company under the Credit Agreement constitute Senior Indebtedness under the Notes;

•	Amendment of Certain Prepayment Covenants. The Seventh Amendment permanently amends the restrictions related to the Company’s ability to prepay Funded Debt to, among other things, allow for the payment of the Notes in cash upon the conversion of the Notes by the holder thereof to the extent required by the terms of the Notes;

•	Amendment of Certain Financial Covenants. To the extent the Notes are issued by the Company, the Seventh Amendment reduces the Company’s maximum Senior Debt Ratio for the quarters ending on December 31, 2006 through September 30, 2007 from 3.00 to 1.00 to 2.75 to 1.00, and for any quarter ending from December 31, 2007 and thereafter from 2.75 to 1.00 to 2.50 to 1.00.
     Except as discussed above, all other material terms and conditions of the Credit Agreement, as previously amended, remain in full force and effect.
          A copy of the Seventh Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Seventh Amendment is qualified in its entirety by reference to the Seventh Amendment
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Seventh Amendment to Credit Agreement, dated as of November 27, 2006, among AGCO Corporation, certain of its subsidiaries, and the lenders a party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO CORPORATION

Date: December 1, 2006	By:	/s/ Andrew Beck

Andrew Beck
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Seventh Amendment to Credit Agreement, dated as of November 27, 2006, among AGCO Corporation, certain of its subsidiaries, and the lenders a party thereto.